                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                  ------------



                                   FORM 8-K/A


                  AMENDMENT NO. 1 TO CURRENT REPORT ON FORM 8-K
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                 Selfcare, Inc.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



      Delaware                              0-20871                           04-3164127
(STATE OR OTHER JURISDICTION            (COMMISSION                         (IRS EMPLOYER
       OF INCORPORATION)                FILE NUMBER)                      IDENTIFICATION NO.)



200 Prospect St., Waltham, Massachusetts                         02154
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)



Registrant's telephone number, including area code      (781) 647-3900




                                 Not Applicable

          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

                                  ------------

         The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated February 18, 1998, as set forth in the pages attached hereto:

                       There are 21 pages in this Report.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

              (a) Financial Statements of Business Acquired.

                  CAN-AM CARE CORPORATION

                           Report of Independent Accountants

                           Balance Sheet as of May 31, 1997 and December 31, 1997 (unaudited)

                           Statements of Income and Retained Earnings for the year ended May 31, 1997 and the seven months ended December 31, 1996 and 1997 (unaudited)

                           Statements of Cash Flows for the year ended May 31, 1997 and the seven months ended December 31, 1996 and 1997 (unaudited)

                           Notes to Financial Statements

              (b) Pro Forma Financial Information.

                  SELFCARE, INC.

                           Overview

                           Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 1997

                           Notes to Pro Forma Combined Condensed Balance Sheet as of December 31, 1997

                           Unaudited Pro Forma Combined Condensed Statement of Operations for the Year Ended December 31, 1997

                           Notes to Pro Forma Combined Condensed Statement of Operations for the Year Ended December 31, 1997

             (c)  Exhibits.

EXHIBIT
NUMBER                     DESCRIPTION
------                     -----------
2.1*                       Stock Purchase Agreement, dated as of February 18, 1998, by and among
                           Selfcare, Inc., Selfcare Consumer Products, Inc., Can-Am Care Corporation
                           and the Stockholders party thereto.

2.2*                       List of Schedules omitted from the Stock Purchase Agreement.



*        Filed previously with Current Report on Form 8-K of Selfcare, Inc.
         dated February 18, 1998.

            CAN-AM CARE CORPORATION





            FINANCIAL STATEMENTS

            MAY 31, 1997


            TOGETHER WITH AUDITORS' REPORT





                                    4 of 21

                                AUDITORS' REPORT



To the Shareholders of
Can-Am Care Corporation:


We have audited the balance sheet of CAN-AM CARE CORPORATION as of May 31, 1997 and the statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 1997 and the results of its operations and the changes in its financial position for the year then ended, in accordance with generally accepted accounting principles in the United States.







Montreal, Canada                                    Arthur Andersen & Cie
August 13, 1997                                     General Partnership
Except note 10 which is                             Chartered Accountants
as of March 6, 1998

                                    5 of 21

                             CAN-AM CARE CORPORATION
                                 BALANCE SHEETS
                                (IN U.S. DOLLARS)




                                     ASSETS

                                                                    May 31,          December
                                                                     1997            31, 1997
                                                                     ----            --------
                                                                                    (unaudited)
CURRENT ASSETS
     Cash                                                         $     --          $  708,177
     Accounts receivable, net of allowance for doubtful
         accounts of  $10,000 ($9,290 as of December 31,
         1997) (Note 9)                                            2,356,948         1,789,602
     Inventory                                                     2,857,186         3,637,926
     Income taxes receivable                                         113,521              --
     Prepaid expenses                                                224,374           135,306
                                                                  ----------        ----------
                                                                   5,552,029         6,271,011


DEFERRED ACQUISITION COSTS (Note 10)                                    --             200,000
FURNITURE AND FIXTURES, net of accumulated
     depreciation  of $30,119 ($33,119 as of December                 23,231            21,998
                                                                  ----------        ----------
     31, 1997)                                                          --                --
                                                                  $5,575,260        $6,493,009
                                                                  ==========        ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Bank indebtedness (Note 3)                                   $  639,246        $     --
     Accounts payable                                              2,117,281         1,929,816
     Accrued acquisition costs                                          --             200,000
    Accounts payable - related party (Note 4)                      2,416,353         2,856,850
     Income taxes payable                                               --             412,501
                                                                  ----------        ----------
                                                                   5,172,880         5,399,167
                                                                  ----------        ----------
COMMITMENT AND CONTINGENCY (Notes 4 and 5)

SHAREHOLDERS' EQUITY
     Common stock, no par value
         200 shares authorized, issued and outstanding                   200               200
     Retained earnings                                               402,180         1,093,642
                                                                  ----------        ----------
                                                                     402,380         1,093,842
                                                                  ----------        ----------
                                                                  $5,575,260        $6,493,009
                                                                  ==========        ==========

   The accompanying notes are an integral part of these financial statements.

                                    6 of 21

                             CAN-AM CARE CORPORATION
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                                (IN U.S. DOLLARS)


                                                                                  For the seven months ended
                                                             For the year               December 31,
                                                             ended May 31,      ------------------------------
                                                                1997               1996                1997
                                                             -----------        -----------        -----------
                                                                                         (unaudited)
NET PRODUCT SALES                                            $25,929,022        $16,634,513        $12,727,549
COST OF SALES (Note 4)                                        17,906,025         11,586,102          8,329,804
                                                             -----------        -----------        -----------

GROSS PROFIT                                                   8,022,997          5,048,411          4,397,745

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Note 4)          7,900,370          4,838,752          3,221,878
                                                             -----------        -----------        -----------

OPERATING INCOME                                                 122,627            209,659          1,175,867

OTHER INCOME
     Interest                                                     14,631              6,519              7,236
     Licensing revenue                                              --                 --               20,000
                                                             -----------        -----------        -----------

INCOME BEFORE PROVISION FOR INCOME TAXES                         137,258            216,178          1,203,103

CURRENT PROVISION FOR INCOME TAXES                                57,628             87,000            511,641
                                                             -----------        -----------        -----------

NET INCOME                                                        79,630            129,178            691,462

RETAINED EARNINGS, BEGINNING OF PERIOD                           322,550            322,550            402,180
                                                             -----------        -----------        -----------

RETAINED EARNINGS, END OF PERIOD                             $   402,180        $   451,728        $ 1,093,642
                                                             ===========        ===========        ===========

   The accompanying notes are an integral part of these financial statements.

                                    7 of 21

                             CAN-AM CARE CORPORATION
                            STATEMENTS OF CASH FLOWS
                                (IN U.S. DOLLARS)


                                                                                           For the seven months ended
                                                                          For the                 December 31,
                                                                         year ended     ------------------------------
                                                                        May 31, 1997         1996              1997
                                                                        ------------    -------------     ------------
                                                                                                     (unaudited)
      CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                       $  79,630         $    129,178     $     691,462
      Adjustments to reconcile net income to net cash used in
         operating activities
           Depreciation                                                    4,346                2,535             3,000

      Changes in assets and liabilities
           Accounts receivable                                            25,343               96,434           567,346
           Inventory                                                     223,888             (694,579)         (780,740)
           Prepaid expenses                                             (167,710)             (58,894)           89,068
           Accounts payable                                               24,545            1,690,719          (187,465)
           Accrued acquisition costs                                      -                    -                200,000
           Accounts payable - related party                              (27,698)           1,235,291           440,497
           Income taxes payable                                         (101,000)             (14,000)          526,022
                                                                        --------         ------------     -------------
                                                                          61,344            2,386,684         1,549,190
                                                                        --------         ------------     -------------

      CASH FLOWS FROM INVESTING ACTIVITIES
           Purchases of furniture and fixtures                           (11,691)              (4,651)           (1,767)
           Change in deferred acquisition costs                           -                    -               (200,000)
                                                                        --------         ------------     -------------
                                                                         (11,691)              (4,651)         (201,767)
                                                                        --------         ------------     -------------

      CASH FLOWS FROM FINANCING ACTIVITIES
           Repayment of bank indebtedness                                (49,653)            (688,899)         (639,246)
                                                                        --------         ------------     -------------

      INCREASE IN CASH                                                    -                 1,693,134           708,177

      CASH, BEGINNING OF PERIOD                                           -                    -                 -
                                                                        --------         ------------     -------------

      CASH, END OF PERIOD                                              $  -              $  1,693,134     $     708,177
                                                                        ========         ============     =============

      SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

           Cash paid for interest                                      $  -              $     -          $      -
                                                                        ========         ============     =============

           Cash paid for income taxes                                  $ 278,969         $    210,369     $      -
                                                                        ========         ============     =============

   The accompanying notes are an integral part of these financial statements.

                                    8 of 21

                             CAN-AM CARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
        (IN U.S. DOLLARS, INCLUDES DATA APPLICABLE TO UNAUDITED PERIODS)









1.   STATUTES OF INCORPORATION AND NATURE OF ACTIVITIES

     Can-Am Care Corporation (the "Company") was incorporated in 1982 to conduct operations as a distributor of medical and surgical supplies to medical organizations, wholesalers and retailers throughout the United States. The Company has a warehouse located in the United States and administrative facilities located in Canada.


2.   SIGNIFICANT ACCOUNTING POLICIES

     a)  Inventory

         Inventory is stated at the lower of cost, (determined on a first-in, first-out basis) and market (determined on a net realizable basis) and consisted of the following as of May 31, 1997 and December 31, 1997:


                                                May 31,       December 31,
                                                 1997             1997
                                                 ----             ----
         Raw materials                       $  122,694        $  154,974
         Samples                                237,790           332,846
         Finished goods                       2,496,702         3,150,106
                                              ---------         ---------
                                             $2,857,186        $3,637,926
                                             ==========        ==========


     b)  Furniture and fixtures

         Furniture and fixtures are recorded at cost less accumulated depreciation. Depreciation is provided for on a declining balance method using a rate of 20%. Additions during a year are depreciated at one half of the rate.

     c)  Revenue recognition

         Product revenue is recognized when products are shipped to customers, at which time title is transferred. Upon shipment, the Company also reserves for estimated returns.

                                    9 of 21

                             CAN-AM CARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
        (IN U.S. DOLLARS, INCLUDES DATA APPLICABLE TO UNAUDITED PERIODS)








     d)  Income taxes

         The Company provides for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. There are no material differences between the financial statement and tax basis of assets and liabilities and, accordingly, there is no deferred tax asset, liability, or provision.

         The Company's effective income tax rate approximates the combined federal and state income tax rate.

     e)  Interim financial statements

         The accompanying balance sheet as of December 31, 1997 and the statements of operations and cash flows for the seven months ended December 31, 1996 and 1997 are unaudited but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the seven months ended December 31, 1997 are not necessarily indicative of results to be expected for any annual period, including the Company's newly-adopted calendar year ending December 31, 1998.

     f)  Use of estimates

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

                                    10 of 21

                             CAN-AM CARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
        (IN U.S. DOLLARS, INCLUDES DATA APPLICABLE TO UNAUDITED PERIODS)






3.   CREDIT FACILITY AGREEMENT

     In December 1996, the Company together with a related party (see Note 4) entered into a credit facility agreement with a bank. This revolving demand facility allows the companies to borrow up to the greater of $5,000,000 CDN (or the U.S. dollar equivalent of $3,495,281) and 80% of eligible accounts receivable, as defined, providing that the aggregate undrawn face amount of outstanding standby letters of credit and letters of guarantee does not exceed $200,000 CDN (or the U.S. dollar equivalent of $139,811). Borrowings bear interest at the bank's prime rate of 6% and other credit balances (letters of credit, letters of guarantee) bear interest at the bank's prime rate of 6% plus 4%. The companies have pledged accounts receivable and inventory as collateral. The credit facility requires the companies to meet certain financial covenants, as defined. As of May 31, 1997 and December 31, 1997, both companies were in compliance with these covenants.


4.   RELATED PARTY TRANSACTIONS

     These financial statements include balances and transactions with a Canadian enterprise whose owners are also owners or immediate family members of the Company. The transactions have been recorded at the exchange amount which is the amount of consideration established and agreed to by the related parties.

                                                                                      For the seven months ended
                                                                 For the                       December 31,
                                                                year ended          ------------------------------
                                                               May 31, 1997           1996                1997
                                                               ------------         ----------          ----------
      Accounts payable - related party                         $  2,416,353         $3,460,947          $2,856,850
      Purchases                                                   3,370,640          2,385,056           2,223,383
      Management fees                                               914,000            587,000              -
      Rent                                                           39,000             24,000              44,800


     As of May 31, 1997 and December 31, 1997, the Company shared the credit facility agreement referred to in Note 3 with this related party. As a result the Company guarantees the borrowings of the related party. As of May 31, 1997, the Company had guaranteed letters of credit of the related party equal to $127,333, which expired on June 30, 1997. As of December 31, 1997, no amounts were due under this credit facility by either entity.

     The Company rents administrative facilities in Canada from this related party on a tenancy at will basis.

                                    11 of 21

                             CAN-AM CARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
        (IN U.S. DOLLARS, INCLUDES DATA APPLICABLE TO UNAUDITED PERIODS)






5.   COMMITMENT

     The Company is a party to an exclusive agreement to purchase and market certain products throughout the United States through December 31, 2002. Under the terms of the agreement, the Company is required to purchase minimum quantities from the manufacturer at stated prices, as defined in the Exclusive Distribution Agreement and the amendments thereto. The future minimum annual payments (based on a calendar year-end) under this agreement are approximately:


     1998                                                   $ 8,300,000
     1999                                                     9,300,000
     2000                                                    10,500,000
     2001                                                    12,000,000
     2002                                                    13,500,000
                                                            -----------
                                                            $53,600,000
                                                            ===========

     The Company purchased $8,332,000 of goods from this manufacturer for the year ended May 31, 1997 ($5,253,000 for the seven months ended December 31, 1996 and $5,416,000 for the seven months ended December 31, 1997).


6.   CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company has no significant off-balance sheet concentration of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with established financial institutions. Financial instruments that subject the Company to credit risk consist primarily of trade accounts receivable. As of May 31, 1997 the Company has two customers that account for 31% of accounts receivable (34% as of December 31, 1997). For the year ended May 31, 1997, one customer accounted for 16% of sales (15% for the seven months ended December 31, 1996 and 1997).

7.   FINANCIAL INSTRUMENTS

     The Company does not have any derivative or other financial instruments as defined by SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments.

                                    12 of 21

                             CAN-AM CARE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
        (IN U.S. DOLLARS, INCLUDES DATA APPLICABLE TO UNAUDITED PERIODS)







     SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of an estimate of the fair value of certain financial instruments. The Company's financial instruments consist of cash, accounts receivable and accounts payable. The estimated fair value of these financial instruments approximates their carrying value as of May 31, 1997 and December 31, 1997. The estimated fair values have been determined through information obtained from market sources and management estimates.


8.   FINANCIAL INFORMATION BY GEOGRAPHIC AREA

     Substantially all of the net product sales, net income and identifiable assets of the Company relate to operations in the United States.


9.   VALUATION AND QUALIFYING ACCOUNTS

     The following table sets forth activity in the Company's accounts receivable reserve account:

                                                                                                          Seven
                                                                                       Year               months
                                                                                      ended                ended
                                                                                      May 31,           December 31,
                                                                                       1997                1997
                                                                                       ----                ----
      Allowance for doubtful accounts, beginning of period                          $  14,663           $  10,000
      Add:  provision for bad debts                                                    10,000              -
      Less:  uncollectible accounts written off                                        14,663                 710
                                                                                    ---------           ---------
      Allowance for doubtful accounts, end of period                                $  10,000           $   9,290
                                                                                    =========           =========


10.  SALE OF THE COMPANY

     On February 18, 1998, a U.S. publicly traded company purchased all of the Company's outstanding stock for total consideration of $26,200,000 in cash, stock and notes. Both the number of shares and principal value of the notes are subject to adjustment in certain circumstances, as defined. The Company has accrued and capitalized $200,000 related to acquisition costs (such as professional fees) that the acquirer has agreed to pay as a part of the acquisition.

                                    13 of 21

                         SELFCARE, INC. AND SUBSIDIARIES

                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)



OVERVIEW

In October 1996, the Company acquired a 57.1% direct and indirect equity interest in Orgenics as a result of the conversion of the Debenture and cash payments of approximately $7,000,000. In addition, the Company granted options to purchase 85,800 shares of Common Stock having a fair market value of $1,056,000 and incurred direct acquisition costs of $100,000. Throughout 1997, the Company acquired additional shares of Orgenics for approximately $8,417,000 in cash and 73,747 shares of Common Stock (with a fair value of $873,000, net of treasury stock repurchases), resulting in 99.8% ownership interest in Orgenics.

The portion of the purchase price allocated to goodwill and other intangible assets relates primarily to acquired technology, trade names and goodwill and will be amortized on a straight-line basis over their estimated useful lives of five years. The portion of the purchase price allocated to in-process research and development projects that had not reached technological feasibility and did not have a future alternative use was charged to expense as of the acquisition date on a pro rata basis. The amount allocated to in-process research and development projects represents the estimated fair value related to these projects determined by an independent appraisal. Proven valuation procedures and techniques were used in determining the fair market value of each intangible asset. To bring these projects to technological feasibility, high-risk development and testing issues will need to be resolved which will require substantial additional effort and testing.

On February 19, 1997, the Company paid $36 million to acquire the Nutritional Supplement Lines from American Home Products Corporation (AHP), through $30 million of bank debt and a $6 million note to AHP. Purchase price was allocated to trade names, goodwill and other intangible assets, and the Company is amortizing such assets over their estimated useful lives of 25 years.

On February 19, 1998, the Company purchased all of the outstanding stock of Can-Am Care Corporation (Can-Am), a distributor of certain diabetes-related home health care products. The aggregate purchase price of $27,900,000 consisted of the following: $13,600,000 in cash (funded through bank debt), 1,108,333 shares of the Company's stock with a fair value of $10,600,000, a $2,000,000 subordinated note payable by the Company and estimated closing costs of approximately $1,700,000. The Company estimates that approximately $26,900,000 of the purchase price will be allocated to goodwill. The Company plans to amortize this goodwill over its estimated useful life of 25 years.

                                    14 of 21

                         SELFCARE, INC. AND SUBSIDIARIES

                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

                                   (Continued)




The following unaudited pro forma combined condensed financial statements give effect to the proposed transactions described above. The unaudited pro forma combined condensed statements combine the historical consolidated balance sheets of the Company and Can-Am as of December 31, 1997 and combine the historical consolidated statements of operations of the Company and Can-Am for the year ended December 31, 1997 and the statement of revenue and expenses of the Nutritional Supplement Lines from January 1, 1997 through February 19, 1997 (the acquisition date) and reflect the reversal of the minority interest in Orgenics loss as if the Company had increased its ownership of Orgenics to 99.8% as of January 1, 1997. The unaudited pro forma combined condensed financial statements do not purport to be indicative of the results which would actually have been reported if the transactions described above had been effected at those dates or which may be reported in the future. These unaudited pro forma combined condensed financial statements should be read in conjunction with the accompanying notes and the respective historical financial statements.

                                    15 of 21

                         SELFCARE, INC. AND SUBSIDIARIES

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AS OF DECEMBER 31, 1997
                                   (UNAUDITED)


                                                               ASSETS

                                                              ACTUAL                                 PRO FORMA
                                                                                                                 COMBINED
                                                   THE COMPANY           CAN-AM           ADJUSTMENTS             COMPANY
                                                   -----------           ------           -----------             -------
CURRENT ASSETS:
   Cash and cash equivalents                     $  15,669,898       $     708,177      $   1,400,000(1)       $  17,778,075
   Accounts receivable                               7,232,755           1,789,602               --                9,022,357
   Inventories                                       5,344,531           3,637,926               --                8,982,457
   Note receivable                                   4,979,232                --                 --                4,979,232
   Prepaid and other current assets                  1,452,855             135,306               --                1,588,161
                                                 -------------       -------------      -------------          -------------

         Total current assets                       34,679,271           6,271,011          1,400,000             42,350,282
                                                 -------------       -------------      -------------          -------------

PROPERTY AND EQUIPMENT, NET                         10,508,032              21,998               --               10,530,030

INVESTMENTS IN AFFILIATED COMPANIES                  3,405,609                --                 --                3,405,609

LOAN TO AFFILIATED COMPANY                             742,105                --                 --                  742,105

GOODWILL AND OTHER INTANGIBLE ASSETS, NET           43,393,263                --           26,806,158(2)          70,199,421
OTHER ASSETS                                         3,035,414             200,000           (200,000)(2)          3,035,414
                                                 -------------       -------------      -------------          -------------

                                                 $  95,763,694       $   6,493,009      $  28,006,158          $ 130,262,861
                                                 =============       =============      =============          =============

                                                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of notes payable              $  20,426,511       $        --        $        --            $  20,426,511
   Accounts payable                                  6,079,242           1,929,816               --                8,009,058
   Accounts payable--related party                        --             2,856,850               --                2,856,850
   Income tax payable                                     --               412,501               --                  412,501
   Accrued expenses and other current
   liabilities                                       8,251,021             200,000          1,500,000(1)           9,951,021
   Current portion of deferred revenue               2,204,159                --                 --                2,204,159
                                                 -------------       -------------      -------------          -------------

         Total current liabilities                  36,960,933           5,399,167          1,500,000             43,860,100
                                                 -------------       -------------      -------------          -------------

LONG-TERM LIABILITIES:
   Deferred revenue, net of current portion          2,674,971                --                 --                2,674,971
   Notes payable, net of current portion            39,476,074                --            2,000,000(1)          56,476,074
                                                                                           15,000,000(1)
                                                 -------------       -------------      -------------          -------------
         Total long-term liabilities                42,151,045                --           17,000,000             59,151,045
                                                 -------------       -------------      -------------          -------------

MINORITY INTEREST IN SUBSIDIARY                         70,496                --                                      70,496
                                                 -------------       -------------      -------------          -------------

MANDATORILY REDEEMABLE PREFERRED STOCK OF
A SUBSIDIARY                                         1,868,027                --                 --                1,868,027
                                                 -------------       -------------      -------------          -------------
SERIES B CONVERTIBLE PREFERRED STOCK                 9,272,508                --                 --                9,272,508
                                                 -------------       -------------      -------------          -------------

STOCKHOLDERS' EQUITY:
   Series A Preferred Stock                               --                  --
   Common Stock                                          9,681                 200               (200)(2)             10,789
                                                                                                1,108(1)
   Additional paid-in capital                       75,753,699                --           10,598,892(1)          86,352,591
   Treasury stock, at cost                            (211,460)               --                 --                 (211,460)
   Retained (deficit) earnings                     (70,183,506)          1,093,642         (1,093,642)(2)        (70,183,506)
   Cumulative translation adjustment                    72,271                --                 --                   72,271
                                                 -------------       -------------      -------------          -------------

         Total stockholders' equity                  5,440,685           1,093,842          9,506,158             16,040,685
                                                 -------------       -------------      -------------          -------------

                                                 $  95,763,694       $   6,493,009      $  28,006,158          $ 130,262,861
                                                 =============       =============      =============          =============

                                    16 of 21

                         SELFCARE, INC. AND SUBSIDIARIES

               NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AS OF DECEMBER 31, 1997



The accompanying unaudited pro forma combined condensed balance sheet as of December 31, 1997 has been prepared by combining the historical results of the Company and Can-Am and reflects the following pro forma adjustments:

      (1) Reflects the payment of consideration in connection with the acquisition of Can-Am, in the form of $13,600,000 in bank debt, 1,108,333 shares of Company Common Stock with a fair value of $10,600,000, issuance of a $2,000,000 note to Can-Am shareholders and estimated closing costs of $1,700,000, plus an additional $1,400,000 in bank debt to fund payment of transaction-related costs

      (2) Reflects allocation of the purchase price to the assets and liabilities acquired and goodwill and the elimination of the Can-Am equity accounts

                                    17 of 21

                         SELFCARE, INC. AND SUBSIDIARIES

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)


                                                          ACTUAL                                           PRO FORMA
                                                                                                                       COMBINED
                                              THE COMPANY       CAN-AM               AHP(1)      ADJUSTMENTS           COMPANY
                                              -----------       ------               ------      -----------           -------
Net product sales                            $ 50,891,221    $ 22,019,574       $  2,583,023    $       --          $ 75,493,818
Grants and other revenue                        1,359,150            --                 --              --             1,359,150
                                             ------------    ------------       ------------    ------------        ------------
         Net revenue                           52,250,371      22,019,574          2,583,023            --            76,852,968

Cost of sales                                  26,277,645      14,649,727            920,341         272,839(4)       42,120,552
                                             ------------    ------------       ------------    ------------        ------------

         Gross profit                          25,972,726       7,369,847          1,662,682         272,839          34,732,416
                                             ------------    ------------       ------------    ------------        ------------

OPERATING EXPENSES:
   Research and development                    15,632,789            --               14,103            --            15,646,892
   Charge for in-process research and
     development                                3,303,300            --                 --        (3,303,300)(7)            --
   Selling, general and administrative         25,636,823       6,452,852            582,002        (945,835)(4)      33,298,467
                                                                                                   1,339,292(2)
                                                                                                     233,333(5)

   Noncash compensation charge                    167,938            --                 --              --               167,938
                                             ------------    ------------       ------------    ------------        ------------

         Total operating expenses              44,740,850       6,452,852            596,105      (2,676,510)         49,113,297
                                             ------------    ------------       ------------    ------------        ------------

         Operating income (loss)              (18,768,124)        916,995          1,066,577       2,403,671         (14,380,881)

INTEREST EXPENSE, INCLUDING NONCASH
   INTEREST RELATING TO ISSUANCE OF
   WARRANTS AND AMORTIZATION OF ORIGINAL
   ISSUE DISCOUNT                              (5,486,835)           --                 --          (378,559)(3)      (5,865,394)

INTEREST AND OTHER INCOME, NET                    579,973          35,603             26,456            --               642,032

EQUITY IN NET LOSS OF AFFILIATE                  (327,000)           --                 --              --              (327,000)
                                             ------------    ------------       ------------    ------------        ------------

INCOME (LOSS) BEFORE MINORITY INTEREST AND
   DIVIDENDS AND ACCRETION ON PREFERRED
   STOCK OF SUBSIDIARY                        (24,001,986)        952,598          1,093,033       2,025,112         (19,931,243)

MINORITY INTEREST IN SUBSIDIARY'S LOSS            181,017            --                 --          (181,017)(6)            --

DIVIDENDS AND ACCRETION ON MANDATORILY
   REDEEMABLE PREFERRED STOCK OF
   SUBSIDIARIES                                  (114,099)           --                 --              --              (114,099)
                                             ------------    ------------       ------------    ------------        ------------

       INCOME (LOSS) BEFORE EXTRAORDINARY
         LOSS AND INCOME TAXES                (23,935,068)        952,598          1,093,033       1,844,095         (20,045,342)

EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT
OF NOTES PAYABLE                                 (579,354)           --                 --              --              (579,354)
                                             ------------    ------------       ------------    ------------        ------------


INCOME (LOSS) BEFORE INCOME TAXES             (24,514,422)        952,598          1,093,033       1,844,095         (20,624,696)

PROVISION FOR INCOME TAXES                        195,872         374,798            203,152        (374,798)(8)         399,024
                                             ------------    ------------       ------------    ------------        ------------

         Net income (loss)                   $(24,710,294)   $    577,800       $    889,881    $  2,218,893        $(21,023,720)
                                             ============    ============       ============    ============        ============

PRO FORMA NET LOSS PER SHARE:
   Net loss per common share                 $      (3.36)                                                          $      (2.31)
                                             ============                                                           ============

   Weighted average common shares
   outstanding                                  7,990,666                                          1,108,333(9)        9,098,999
                                             ============                                       ============        ============

                                    18 of 21

                         SELFCARE, INC. AND SUBSIDIARIES

          NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997



The accompanying unaudited pro forma combined condensed statements of operations has been prepared by combining the historical results of the Company, the Nutritional Supplement Lines, Orgenics and Can-Am for the year ended December 31, 1997 and reflects the following pro forma adjustments:

      (1) Represents the results of the Nutritional Supplement Lines for the period from January 1, 1997 through February 19, 1997, the acquisition date. After the acquisition date, the results of the operations of the Nutritional Supplement Lines are included in the Company's consolidated results.

      (2) Represents amortization expense on goodwill and other intangible assets for the Nutritional Supplement Lines (for the period from January 1, 1997 to February 19, 1997) and Can-Am, based on their estimated useful life of 25 years

      (3) Represents estimated interest expense in connection with the bank debt and note payable to Can-Am shareholders issued in connection with the Can-Am Acquisition, assuming an average interest rate of 9%

      (4) Represents the reversal of certain Can-Am related management salaries and related party production and administrative costs; the computed pro forma adjustments represent the difference between the expenses recorded in the historical financial statements and the contractually agreed-upon amounts due following the Can-Am Acquisition pursuant to management services, employment and supply agreements executed simultaneously with the closing of the Can-Am Acquisition

      (5) Reflects amortization of deferred financing costs associated with bank debt described above

      (6) Represents the reversal of the minority interest in Orgenics' loss

      (7) Represents reversal of nonrecurring charges, in accordance with Securities and Exchange Commission regulations; the Company has recorded charges pertaining to the expensing of certain in-process research and development acquired in connection with the Orgenics Acquisition. Such charges were recorded as a part of the purchase price allocation

      (8) Represents reversal of Can-Am tax provision which would have been offset by Company net operating loss carryforwards

      (9)        Represents the shares issued in connection with Cam-Am
                 Acquisition

                                    19 of 21

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                            SELFCARE, INC.



Date: May 4, 1998                      By: /s/ Kenneth D. Legg
                                          -------------------------------------
                                               Kenneth D. Legg,
                                               Vice-President and Secretary

                                    20 of 21

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                     DESCRIPTION
------                     -----------
2.1*                       Stock Purchase Agreement, dated as of February 18, 1998, by and among
                           Selfcare, Inc., Selfcare Consumer Products, Inc., Can-Am Care Corporation
                           and the Stockholders party thereto.

2.2*                       List of Schedules omitted from the Stock Purchase Agreement.

*        Filed previously with Current Report on Form 8-K of Selfcare, Inc.
         dated February 18, 1998.

                                    21 of 21